Exhibit 99.1

Vermillion Reports First Quarter 2016 Results

Conference Call at 4:30 p.m. ET Today

AUSTIN, Texas — May 16, 2016 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its financial results for the first quarter ended March 31, 2016.

Valerie Palmieri, President and CEO of Vermillion, Inc., stated, “The first quarter marked a number of accomplishments, and we are on track with our 2016 commercial plan.  The FDA’s clearance of Overa and the publication of our peer-reviewed clinical utility study regarding OVA1 were two of our major accomplishments in the first quarter. In addition, we launched our “Direct-to-Women” education campaign and started to identify key strategic international distribution partners.  We also took steps to improve our operating efficiency by reducing our go-forward operating expenses by approximately 20%, while at the same time making key investments in both our new in vitro diagnostic trial services line of business, which we refer to as ASPiRA IVD, and our overall information technology infrastructure.  We believe these accomplishments are all key indicators of growth and will set the foundation for growth in 2016 and beyond”

Recent Corporate Developments:

•

Received FDA clearance of Overa, the next generation OVA1 product, on March 18, 2016.  On May 14, 2016 at the annual American Congress of Obstetrics and Gynecology conference, Vermillion announced its Targeted Launch Program for Overa, which will allow Overa to be utilized in clinical practice in specific markets. Vermillion plans to commercialize Overa using a targeted approach which should provide broad coverage, value-based payment and wide patient access to Overa’s improved performance.

•	Presented two significant abstracts at the Society of Gynecologic Oncology’s annual meeting.
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The first abstract reported that more than 40% of patients experienced non-adherent referrals or delays of up to a year or more in receiving the proper work up - whether or not National Comprehensive Cancer Network (NCCN)  -adherent pathways were followed.

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The second abstract reported that, by combining symptom index and Overa scores in a multivariate model, a proof of concept was established for a multi-modal, personalized assessment of ovarian cancer risk. Vermillion believes that these findings will aid in the design of its pelvic mass registry to explore the potential of this technology in women being considered for pelvic mass surgery.
•

Formed ASPiRA IVD, Inc. in April 2016. ASPiRA IVD will be a specialized laboratory services provider dedicated to meeting the unique testing needs of in vitro diagnostic (IVD) manufacturers commercializing high-complexity assays. Vermillion plans for ASPiRA IVD to leverage its existing specimen bank, database, FDA experience, and laboratory informatics to provide high quality IVD testing services, while potentially enhancing Vermillion’s pipeline of future technologies.

•

Received $2.0 million in disbursements from a loan of up to $4.0 million from the State of Connecticut Department of Economic and Community Development (DECD). Proceeds from the loan will be used primarily to fund the build-out of the Company’s new Trumbull, CT facility, including investment in Vermillion’s IVD laboratory service and overall information technology infrastructure.

•

Results from a study titled “The clinical utility of an elevated-risk multivariate index assay score in ovarian cancer patients.” were published in the peer-reviewed journal Current Medical Research & Opinion (CMRO).  This clinical utility study demonstrated that identification of high-risk patients using OVA1 prior to surgery resulted in referral of nearly all patients who had primary ovarian malignancies to gynecologic oncologists.

Q1 2016 Financial Results

Total revenue in the first quarter of 2016 was $505,000 compared to $951,000 in the same year-ago quarter. All first quarter 2016 revenue was recognized from product sales of OVA1 by ASPiRA LABS. First quarter revenue in 2015 was comprised of $635,000 in OVA1 product revenue primarily from sales by Quest Diagnostics and $316,000 in license revenue.  Also, product revenue for the first quarter of 2015 included the one-time recognition of $163,000 in deferred product revenue upon the signing of our commercial agreement with Quest Diagnostics in March 2015. Thus, the quarters are not directly comparable.

Product revenue in the first quarter of 2016 was derived from 2,265 OVA1 tests performed by ASPiRA LABS.  In the first quarter of the prior year, ASPiRA LABS performed a total of 216 OVA1 tests in addition to the 3,567 OVA1 tests performed at Quest Diagnostics.  We estimate that OVA1 volume for the second quarter of 2016 will exceed 2,300 tests.

Cost of product revenue for the first quarter of 2016 totaled $528,000 and was consistent with the comparable prior year quarter.

Total operating expenses in the first quarter of 2016 increased to $4.9 million compared to $4.7 million in the same year-ago quarter. The increase was due primarily to costs related to establishing the laboratory for launching ASPiRA IVD services as well as severance costs relating to our February 2016 restructuring.  The goal of the restructuring was to reduce go-forward operating expense by approximately 20% from our 2015 run rate.

Net loss for the first quarter of 2016 was $4.9 million or $(0.09) per share, as compared to a net loss of $4.1 million or $(0.10) per share in the same year-ago quarter.

As of March 31, 2016, cash and equivalents totaled $13.1 million. We utilized $5.6 million in cash in the first quarter of 2016 including $600,000 of capital expenditures primarily for IT infrastructure and ASPiRA IVD’s laboratory build out. Subsequent to March 31, 2016, we received $2.0 million in disbursements from a loan of up to $4.0 million from the DECD. The remaining $2.0 million will be disbursed if and when the Company achieves certain future milestones. Including the $2.0 million received from the State of Connecticut, we expect net cash utilization of $2.0 million - $3.0 million in the second quarter of 2016.

Conference Call and Webcast

Vermillion’s President and CEO Valerie Palmieri will host a call today to discuss results followed by a question and answer period.

Monday, May 16th @ 4:30pm Eastern Time

Domestic:888-417-8465

International:719-457-2627

Passcode:8414604

Webcast:http://public.viavid.com/index.php?id=119455

Replay, available through May 30th:

Domestic:877-870-5176

International:858-384-5517

Replay PIN:8414604

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women conquer serious diseases.  The company’s initial in vitro diagnostic test, OVA1®, was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016 Vermillion received FDA clearance for Overa™, a second generation OVA1 test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including plans with respect to ASPiRA IVD, plans with respect to the commercialization of Overa, the anticipated use of proceeds from the DECD loan, the impact of recent research on Vermillion’s planned pelvic mass registry, anticipated OVA1 test volumes in future periods and Vermillion’s expected net cash utilization. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 sales; (2) Vermillion’s ability to market its test through sales channels other than Quest Diagnostics, including ASPiRA LABS; (3) failures by third-party payers to reimburse OVA1 or changes or variances in reimbursement rates; (4) Vermillion’s ability to secure additional capital on acceptable terms to execute its business plan; (5) Vermillion’s ability to commercialize Overa both within and outside the United States; (6) in the event that Vermillion succeeds in commercializing Overa outside the United States, the political, economic and other conditions affecting other countries (including foreign exchange rates); (7) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (8) Vermillion’s ability to compete successfully; (9) Vermillion’s ability to obtain any regulatory approval for Vermillion’s future diagnostic products; (10) Vermillion’s or its suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (11) additional costs that may be required to make further improvements to Vermillion’s manufacturing operations; (12) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (13) Vermillion’s ability to continue to develop, protect and promote its proprietary technologies; (14) future litigation against Vermillion, including infringement of intellectual property and product liability exposure; (15) Vermillion’s ability to retain key employees; (16) business interruptions; (17) legislative actions resulting in higher compliance costs; (18) changes in healthcare policy; (19) Vermillion’s ability to comply with environmental laws; (20) Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover its operating costs; (21) Vermillion’s ability to comply with the additional laws and regulations that apply to it in connection with the operation of ASPiRA LABS; (22) Vermillion’s ability to comply with FDA regulations that relate to its products and to obtain any FDA clearance or approval required to develop and perform laboratory developed tests; (23) ASPiRA IVD’s lack of operating history; (24) ASPiRA IVD’s ability to generate and maintain business; (25) fluctuations over time with respect to ASPiRA IVD’s operating results; [(26) ASPiRA IVD’s ability to enter into profitable contracts]; (27) ASPiRA IVD’s ability to perform its services in compliance with contractual requirements, regulatory standards and ethical considerations and (28) other factors that are described in Vermillion's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$13,067	$18,642
Accounts receivable	117	87
Prepaid expenses and other current assets	676	550
Inventories	71	87
Total current assets	13,931	19,366
Property and equipment, net	1,933	1,504
Other assets	8	90
Total assets	$15,872	$20,960
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$672	$988
Accrued liabilities	2,112	2,208
Other current liabilities	156	155
Total current liabilities	2,940	3,351
Lease obligation - long term	55	63
Total liabilities	2,995	3,414
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares
authorized at March 31, 2016 and December 31, 2015; 52,116,600 and 52,113,059 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	52	52
Additional paid-in capital	388,310	388,082
Accumulated deficit	(375,485)	(370,588)
Total stockholders’ equity	12,877	17,546
Total liabilities and stockholders’ equity	$15,872	$20,960

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Product	$505	$635
License	-	316
Total revenue	505	951
Cost of revenue:
Product(1)	528	491
Gross profit (loss)	(23)	460
Operating expenses:
Research and development(2)	934	1,105
Sales and marketing(3)	2,280	2,217
General and administrative(4)	1,659	1,400
Total operating expenses	4,873	4,722
Loss from operations	(4,896)	(4,262)
Interest income	3	9
Other income (expense), net	(4)	116
Net loss	$(4,897)	$(4,137)
Net loss per share - basic and diluted	$(0.09)	$(0.10)
Weighted average common shares used to compute basic and diluted net loss per common share	52,113,137	43,115,790
Non-cash stock-based compensation expense included in operating expenses:
(1) Cost of revenue	$24	$9
(2) Research and development	31	31
(3) Sales and marketing	42	37
(4) General and administrative	126	88